AMENDMENT TO
PURCHASE AND SALE AGREEMENT

          This Amendment to Purchase and Sale Agreement (“Amendment”) is made as of March 29, 2005, by and between CORPORATE REALTY INCOME FUND I, L.P., a Delaware limited partnership (“Seller”), and VISION SYSTEMS GROUP, INC., a New Jersey corporation (“Purchaser”).

          A.          Seller and Purchaser are parties to that certain Purchase and Sale Agreement dated as of January 28, 2005 (“Agreement”), relating to the purchase and sale of certain real property located at 1001 Durham Avenue, South Plainfield, New Jersey. All capitalized terms used but not defined in this Amendment shall be as defined in the Agreement.

          B.          Seller and Purchaser desire to amend the Agreement as hereinafter set forth.

          NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller and Purchaser agree as follows:

          1.          Inspection Period. Purchaser acknowledges that the Inspection Period will expire at 5:00 P.M. Eastern Time on the date hereof and that Purchaser’s failure to terminate the Agreement prior to such time shall constitute Purchaser’s notice to Seller that (a) the condition described in Section 7.2(g) of the Agreement (relating to Purchaser’s financing) has been satisfied or waived by Purchaser, and (b) Purchaser elects to proceed with the purchase of the Property in accordance with the provisions of the Agreement as amended hereby. Such election to proceed shall not be deemed to constitute a waiver by Purchaser of Seller’s obligation to cure title matters required to be cured by Seller pursuant to Section 3.2 of the Agreement or that Seller has otherwise agreed to cure.

          2.          Credit for Inspection Items and Lobby Renovations. Purchaser shall be entitled to credits against the Purchase Price at Closing in the aggregate amount of Three Hundred Ten Thousand Dollars ($310,000.00), on account of certain inspection items objected to by Purchaser and to discharge Seller’s obligations with respect to the renovation of the building lobby.

          3.          Closing. The Closing shall occur on or before April 13, 2005 (“Closing Date”); provided, however, that each of Seller and Purchaser shall be entitled to one (1) extension of the Closing Date for a period not to exceed ten (10) days upon prior written notice thereof to the other party.

          4.          Lobby Renovation. Notwithstanding anything in the Agreement to the contrary, Seller shall have no responsibility for the remodeling of the building lobby prior to or subsequent to Closing. The closing conditions described in Sections 7.1(f) and 7.2(j) are hereby deleted. All references in the Agreement to a “License Agreement” are hereby deleted. Schedule 7 to the Agreement is hereby deleted.

          5.          Ratification. By their execution hereof, the parties hereby ratify, adopt and agree to be bound by the terms of the Agreement, as amended hereby.

          6.          Integration. This Amendment supersedes any and all other agreements, written or oral, between the parties pertaining to the subject matter hereof.

          7.          Successors and Assigns. This Amendment shall be binding on and shall inure to the benefit of the parties, their respective heirs, successors and assigns,

          8.           Amendments. This Amendment may be altered or amended only with the written consent of the parties hereto.

          9.           Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, and the counterparts taken together shall constitute a single agreement. Facsimile signatures of this Amendment shall be deemed valid as original signatures.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER:

CORPORATE REALTY INCOME FUND I, L.P.

By:

Robert F. Gossett, Jr. General Partner

By:	1345 REALTY CORPORATION, General Partner

By:
Robert F. Gossett, Jr. President

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PURCHASER:

VISION SYSTEMS GROUP, INC., a New Jersey corporation

By:	/s/ VISWA MANDALAPU

Name:	VISWA MANDALAPU
Title:	CEO

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ESCROW HOLDER:

TOWN TITLE AGENCY, LLC

By:

Its:

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